Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Weyco Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value	Rule 457(h)(2)	1,500,000 shares	$32.95	$49,425,000	$147.60 per $1,000,000	$7,295.13
Total Offering Amount					$49,425,000		$7,295.13
Total Fee Offsets							$0
Net Fee Due							$7,295.13

(1)

The Weyco Group, Inc. 2024 Incentive Plan (the “Plan”) provides by its terms for the issuance of up to 1,500,000 shares of the Registrant’s Common Stock, $1.00 par value per share (the “Common Stock”). The Plan provides for possible adjustment of the number of and class of shares that may be delivered under the Plan and the number and class of and/or price of shares subject to outstanding awards granted under the Plan in the event of certain capital or other changes affecting the Registrant’s Common Stock. This Registration Statement therefore covers, in addition to the above stated 1,500,000 shares, an indeterminate number of shares that may become subject to the Plan by means of any such adjustment.

(2)

Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the Registrant’s Common Stock as reported by the NASDAQ Stock Market on July 22, 2024.